As filed with the Securities and Exchange Commission on December 13, 2002.
                                                Registration No. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             C&D TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                        13-3314599
   ---------------------------              ------------------------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

 1400 Union Meeting Road, Blue Bell, Pennsylvania                       19422
 --------------------------------------------------                   ----------
    (Address of Principal Executive Offices)                          (Zip Code)

                              -------------------

                          C&D TECHNOLOGIES SAVINGS PLAN
                          -----------------------------
                            (Full title of the plan)
                              --------------------

                                 Linda R. Hansen
                       Vice President and General Counsel
                             C&D Technologies, Inc.
                             1400 Union Meeting Road
                       Blue Bell, Pennsylvania 19422-0858
                      ---------------------------------------
                      (Name and address of agent for service)

                                 (215)619-7817
                      ---------------------------------------
                      (Telephone number, including area code,
                                of agent for service)

                                    Copy to:
                            John W. Kauffman, Esquire
                                Duane Morris LLP
                                One Liberty Place
                           Philadelphia, PA 19103-7396

                         CALCULATION OF REGISTRATION FEE

================================================================================


                                                Proposed                Proposed
                                                 maximum                maximum
Title of securities        Amount to be          offering               aggregate              Amount of
 to be registered           registered (1)      price per share (2)    offering price (2)    registration fee
 ----------------          ---------------     --------------------    ------------------    ----------------

 Common Stock,
 $.01 par value            1,500,000 shares         $18.67                $28,005,000            $2,576.46

____________________________________

     (1) This registration statement also registers such additional shares as may be offered and sold under the Plan in the event of a stock split, stock dividend, reverse stock split, split-up, reclassification or other similar event. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the C&D Technologies Savings Plan.

     (2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $18.67 per share, the average of the high and low sales prices of the Common Stock of the Company on the New York Stock Exchange on December 11, 2002.

      INTRODUCTORY STATEMENT PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

     The shares being registered hereunder constitute an additional 1,500,000 shares of Common Stock of C&D Technologies, Inc. (the "Company") for offer and sale under the C&D Technologies Savings Plan (the "Plan"). The shares of the Company's Common Stock (after taking into account stock splits) previously registered for offer and sale under the Plan were registered under the Securities Act of 1933 on Registration Statement No. 333-38891 on Form S-8. Pursuant to General Instruction E of Form S-8, with respect to the registration of additional securities hereunder, the contents of the Company's Registration Statement No. 333-38891 are incorporated herein by reference, except for those items restated in their entirety herein.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following material is incorporated herein by reference:

     (a) The Annual Report on Form 10-K of C&D Technologies, Inc. (the "Company") for the year ended January 31, 2002 as filed by the Company with the Securities and Exchange Commission (the "Commission").

     (b) The Quarterly Reports on Form 10-Q of the Company for the quarters ended April 30, 2002, July 31, 2002 and October 31, 2002 as filed by the Company with the Commission.

     (c) The description of the Company's Common Stock contained in the Company's Registration Statements on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (d) The Annual Report on Form 11-K of C&D Technologies Savings Plan (the "Plan") for the year ended December 31, 2001 as filed by the Company with the Commission.

     All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company or the Plan prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

     No answer to this item is required because the class of securities to which this registration statement relates is registered under Section 12 of the Exchange Act.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

     Article VIII of the Company's By-laws and Article Sixth of the Company's Restated Certificate of Incorporation, as amended, provide for indemnification of and advancement of costs, charges and expenses to directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect. Any indemnification authorized under Article VIII of the By-laws (unless ordered by a court) shall be paid by the Company unless a determination is made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not party to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because such person has not met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware. The Company, however, is not required by Article VIII to indemnify any person with respect to, or to advance expenses (including attorneys' fees) incurred by such person in connection with, any proceeding initiated by such person against the Company, or any counterclaim, cross-claim, affirmative defense or similar claim of the Company in connection with such proceeding, unless such proceeding initiated by the person seeking indemnification was authorized by the Board of Directors by a majority vote of the directors having no interest in such proceeding or unless the proceeding was instituted by such person to enforce a right to indemnification under Article VIII.

     Advancement of costs, charges and expenses (including attorneys' fees) shall be made under Article VIII of the By-laws by the Company in advance of final disposition of the proceeding if the Company receives an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to indemnification under Article
VIII. No such advancement shall be made (a) with respect to any proceeding brought by the Company against such person or (b) except with respect to a proceeding brought to enforce a right of indemnification under Article VIII, in connection with any proceeding initiated by such person against the Company or any counterclaim, cross-claim, affirmative defense or similar claim of the Company in connection with such proceeding, unless the proceeding initiated by the person seeking indemnification has been authorized by the Board of Directors by a majority vote of the directors having no interest in such proceeding.

     The Company has also entered into individual indemnification agreements with its directors and executive officers that provide for indemnification substantially to the same extent as provided under Article VIII of the By-laws.

     The Company also provides liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. In the event any insurance policy obtained by the Company would provide coverage for any liability, cost or expense for which indemnification is sought, the provisions of Article VIII of the By-laws and the indemnification agreements summarized above shall be modified to the extent necessary to conform these provisions to the requirements of such insurance policy so as to provide coverage to the fullest extent possible, including but not limited to any requirements relating to incurring defense costs and retaining legal counsel.

     Additionally, as permitted by the General Corporation Law of the State of Delaware, the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of such person's fiduciary duty as a director; provided, however, that the provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8. EXHIBITS.

         Exhibit No.                Exhibit Description

            (4.1) C&D Technologies Savings Plan, as restated and amended (incorporated by reference to Exhibit 10.9 of the Company's Form 10-K Annual Report for the year ended January 31, 2002).

            (4.2) First Amendment dated June 12, 2002 to the C&D Technologies Savings Plan, as restated and amended (incorporated by reference to Exhibit 10.10 of the Company's Form 10-Q Quarterly Report for the period ended October 31, 2002).

            (4.3) Second Amendment dated November 20, 2002 to the C&D Technologies Savings Plan, as restated and amended
                        (incorporated by reference to Exhibit 10.11 of the company's Form 10-Q Quarterly Report for the period ended October 31, 2002).

            (5) Determination letter of the Internal Revenue Service with regard to the C&D Technologies Savings Plan dated May 22, 2002 (filed herewith).

            (23)        Consent of PricewaterhouseCoopers LLP (filed herewith).

            (24) Power of Attorney (included on the signature pages hereto).

     The Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9. UNDERTAKINGS.

     The registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby further undertakes that, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Blue Bell, Pennsylvania on December 13, 2002.

                                         C&D TECHNOLOGIES, INC.


                                         By:  /s/ Stephen E. Markert, Jr.
                                              ----------------------------------
                                              Stephen E. Markert, Jr.,
                                              Vice President - Finance and Chief
                                              Financial Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen E. Markert, Jr. and Linda R. Hansen, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



Signature                      Title                                       Date
---------                      -----

/s/ William Harral, III        Chairman of the Board           December 13, 2002
---------------------------    and a Director
William Harral, III



/s/ Wade H. Roberts, Jr.       President, Chief Executive      December 13, 2002
---------------------------    Officer and a Director
Wade H. Roberts, Jr.           (principal executive officer)




/s/ Stephen E. Markert, Jr.    Vice President - Finance and    December 13, 2002
---------------------------    Chief Financial Officer
Stephen E. Markert, Jr.        (principal financial and
                               accounting officer)


/s/ Peter R. Dachowski         Director                        December 13, 2002
---------------------------
Peter R. Dachowski

/s/ Kevin P. Dowd              Director                        December 13, 2002
---------------------------
Kevin P. Dowd


/s/ Robert I. Harries          Director                        December 13, 2002
---------------------------
Robert I. Harries


/s/ Pamela S. Lewis            Director                        December 13, 2002
---------------------------
Pamela S. Lewis


/s/ George MacKenzie           Director                        December 13, 2002
---------------------------
George MacKenzie


/s/ John A. H. Shober          Director                        December 13, 2002
---------------------------
John A. H. Shober

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Blue Bell, Pennsylvania on December 13, 2002.


                                         C&D TECHNOLOGIES SAVINGS PLAN


                                         By:  /s/ Stephen E. Markert, Jr.
                                              ----------------------------------
                                              Stephen E. Markert, Jr.
                                              Vice President - Finance
                                              and Chief Financial Officer

                                  EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)

         Exhibit No.                Exhibit Description
         -----------                -------------------

            (5) Determination letter of the Internal Revenue Service with regard to the C&D Technologies Savings Plan dated May 22, 2002.

            (23)        Consent of PricewaterhouseCoopers LLP.

            (24) Power of Attorney (included on the signature pages hereto).

                                                                       Exhibit 5

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI, OH  45201
                                      Employer Identification Number:
Date:  May 22, 2002                    13-3314599
                                      DLN:
C&D TECHNOLOGIES INC.                  17007053023032
C/O STEVEN G SCHAFFER                 Person to Contact:
POWELL GOLDSTEIN FRAZER & MURPHY       MARCIA J BERNSTEIN        ID# 11160
191 PEACHTREE ST NE 16TH FLR          Contact Telephone Number:
ATLANTA, GA 30303-0000                 (877) 829-5500
                                      Plan Name:
                                       C&D TECHNOLOGIES SAVINGS PLAN

                                      Plan Number:  001


Dear Applicant:

     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

     Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1 (b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated May 8, 2002. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

     This determination letter is applicable for the amendment(s) executed on February 13, 2002.

     This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act

                                                           Letter   835  (DO/CG)

C&D TECHNOLOGIES INC

of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

     This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401 (a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,

                                             /s/ Paul T. Shultz

                                             Paul T. Shultz
                                             Director,
                                             Employee Plans Rulings & Agreements

Enclosures:
Publication  794

                                                           Letter   835  (DO/CG)

                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2002 relating to the financial statements and financial statement schedule of C&D Technologies, Inc., which appears in C&D Technologies, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2002 relating to the financial statements, which appears in the Annual Report of C&D Technologies Savings Plan on Form 11-K for the year ended December 31, 2001.




/s/  PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP



Philadelphia, Pennsylvania
December 13, 2002